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[LOGO OF ARCO]                                   NEWS

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FOR IMMEDIATE RELEASE                                              June 03, 1998


ARCO CONTINUES FOCUS ON OIL AND GAS OPERATIONS;
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REDUCES HOLDINGS IN ARCO CHEMICAL COMPANY TO 50 PERCENT;
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MOVE LOWERS OUTSTANDING DEBT
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LOS ANGELES - Consistent with its strategy to focus on growth in its core oil and gas businesses, ARCO (NYSE:ARC) announced today that it has reached agreement with ARCO Chemical Company (NYSE: RCM) to reduce its 82.2 percent ownership of ARCO Chemical common stock to 50 percent.

The transaction is expected to be priced and close in mid to late July.

"While ARCO Chemical will continue to be an important part of the worldwide chemical industry and a proven leader in its markets, the decision to reduce our holdings puts us in a far better position to invest in and strengthen our worldwide oil and gas operations, as well as continue to grow our West Coast refining and marketing business," said ARCO Chairman and Chief Executive Officer Mike R. Bowlin.

Under the agreement, ARCO will first sell in a secondary offering the amount of stock that, when combined with a repurchase by ARCO Chemical, will result in a reduction of ARCO's holdings of ARCO Chemical stock to 50 percent. At yesterday's closing price of $56.31 per share, this would total about 24 million shares worth $1.3 billion, assuming no exercise of the underwriters' over-allotment option.

ARCO Chemical Company will then purchase up to $850 million of its common stock from ARCO. If the offer were assumed to be completed at yesterday's closing price, the purchase would total about 15 million shares. ARCO owns about 80 million of the 97 million currently outstanding shares of ARCO Chemical stock.

If the 10 percent over-allotment option is exercised, the amount of the stock that ARCO Chemical will buy from ARCO will be reduced to approximately $600 million, assuming yesterday's closing price. Shares sold to ARCO Chemical will be sold at the same price they are offered to the public in the secondary offering.

The transaction will result in ARCO deconsolidating its interest in ARCO Chemical, which removes about $1 billion of ARCO Chemical debt from ARCO's financial statements. In addition, again assuming yesterday's closing price, the after-tax proceeds of approximately $1.4 billion from the ARCO Chemical transaction will be used to repay short-term borrowings to be incurred in conjunction with ARCO's $2.6 billion cash tender offer for Union Texas Petroleum common stock, as previously announced.

ARCO Chemical, headquartered in Newtown Square, Pa., was a wholly owned subsidiary of Los Angeles-based ARCO until it went public in a 1987 offering. ARCO Chemical is a leading worldwide manufacturer and marketer of propylene oxide and derivatives and other intermediate chemicals.

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A registration statement relating to these securities will be filed with the
Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for historical facts, the matters discussed in this press release concerning the consummation of the public offering and stock repurchase and the availability and use of after-tax proceeds from the public offering and stock repurchase to repay short-term borrowing to be incurred in conjunction with ARCO's cash tender offer for Union Texas Petroleum constitute forward-looking statements.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Actual results could differ materially based on numerous factors, including the volatility and level of crude oil and natural gas prices, the volumes and margins realized by the company for its refined products and petrochemicals, the effects of political and regulatory instability on the company's operations, changes in capital market conditions, interest rates, and financial markets, and other risks detailed from time to time in the company's SEC reports, including the report on Form 10-Q for the quarter ended March 31, 1998.

For information contact: Al Greenstein, (213) 486-3384,
                e-mail to: arconews@arco.com
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     Copyright (c) 1998 - Atlantic Richfield Company - All Rights Reserved
    ARCO 515 South Flower Street, Los Angeles, CA 90071-2256 (213)486-3511